Exhibit 99.1

Amkor Announces Leadership Change

TEMPE, Ariz.—June 17, 2020 —Amkor Technology, Inc. (NASDAQ: AMKR) today announced that Giel Rutten, Amkor’s executive vice president since January 2014, has been appointed to serve as president and chief executive officer and as a director of the company. He succeeds Steve Kelley, who is leaving after more than seven years of valuable service to Amkor.

“Giel has been instrumental in driving the company’s successful growth strategy in advanced products and is the right person to lead Amkor as we enter the next phase,” said James J. Kim, Amkor’s executive chairman of the board of directors. “He is a seasoned business leader with a deep understanding of our organization and business, as well as the global semiconductor industry.”

“I also want to thank Steve for his dedicated service and many contributions to the company,” noted Kim. “We mutually agreed that now is the time for a leadership change, and I wish Steve continued success in the future.”

Giel joined Amkor in January 2014 as executive vice president of advanced products and has over 30 years of experience in the global semiconductor industry. Before Amkor, he served as chief executive officer of Ledzworld, an LED technology company, and also served as senior vice president for the Business Unit Home in NXP. Giel first joined Philips Semiconductors in 1984 and took on various key management positions in the areas of general management, marketing, operations and engineering in Europe, Asia and the United States. Giel holds a Master’s degree in Physics and Chemistry from the University of Nijmegen, the Netherlands.

About Amkor Technology, Inc.

Amkor Technology, Inc. is one of the world’s largest providers of outsourced semiconductor packaging and test services. Founded in 1968, Amkor pioneered the outsourcing of IC packaging and test, and is now a strategic manufacturing partner for the world’s leading semiconductor companies, foundries and electronics OEMs. Amkor’s operational base includes production facilities, product development centers, and sales and support offices located in key electronics manufacturing regions in Asia, Europe and the USA. For more information, visit www.amkor.com.

Contacts:

Amkor Technology, Inc.

Vincent Keenan
Vice President, Investor Relations
480-786-7594
vincent.keenan@amkor.com